Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 5
DATED SEPTEMBER 3, 2015
TO THE PROSPECTUS DATED FEBRUARY 17, 2015
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 5 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 17, 2015, as previously supplemented by Supplement No. 1 dated March 13, 2015, Supplement No. 2 dated May 22, 2015, Supplement No. 3 dated June 8, 2015 and Supplement No. 4 dated August 25, 2015. Unless otherwise defined in this Supplement No. 5, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Prospectus Updates

Questions and Answers About the Offering

The following disclosure replaces the corresponding disclosure captioned “Q: What competitive advantages does the Company achieve through its relationship with Inland?” on page 4 of the prospectus.

A: We believe our relationship with Inland provides us with many benefits, including:

•        Sponsor Experience – Inland has more than forty-five years of experience in acquiring and managing real estate assets. Inland has sponsored 690 programs, including 673 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and seven non-listed REITs, as of June 30, 2015.

•	Experienced Acquisition Team – Inland Real Estate Acquisitions, Inc., or “IREA,” and other affiliates of IREIC will assist us in identifying potential acquisition opportunities, negotiating contracts related thereto and acquiring real estate assets on our behalf. Since January 2005, the individuals performing services for these entities have closed over 1,900 transactions involving real estate with an aggregate purchase price that exceeds $29 billion.
•	Experienced Management Team – Inland’s management team has substantial experience in all aspects of acquiring, owning, managing, operating and financing real estate, including multifamily properties. As of June 30, 2015, Inland entities cumulatively owned properties located in forty-three states and managed assets with a book value exceeding 7.5 billion.
•	Experienced Multifamily Acquirer and Manager – Since 1967, Inland has acquired and managed over 67,000 multifamily units for an aggregate purchase price of $3.4 billion throughout the United States as of June 30, 2015. Currently, one other former IREIC-sponsored REIT, InvenTrust, and Inland Private Capital Corporation (formerly, Inland Real Estate Exchange Corporation), or “IPCC,” collectively own and operate 33 multifamily properties throughout the United States. Mitchell Sabshon, our president and chief executive officer, and JoAnn McGuinness, our chief operating officer, have over 16 years and 22 years, respectively, of experience acquiring, financing and managing multifamily properties. Ms. McGuinness began her career with Inland in 1992, in the company’s multi-family/residential management division. Mr. Sabshon has been actively involved in financing and acquiring multifamily properties since 1991 at several firms, including Lehman Brothers, Goldman Sachs and GFI Capital.
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•	Strong Multifamily Relationships – We believe that Inland’s extensive network of relationships with the real estate brokerage, development and investor communities enable us to successfully execute our strategies. These relationships will augment our ability to identify acquisitions in off-market transactions outside of competitive marketing processes, capitalize on opportunities and capture repeat business and transaction activity. In addition, we believe that Inland’s strong multifamily relationships with the residential brokerage communities will aid in attracting and retaining tenants.

•        Centralized Resources – Substantially all of Inland’s skilled personnel, specializing in areas such as real estate management, leasing, marketing, accounting, human resources, cash management, risk management, tax and internal audit, are based at Inland’s corporate headquarters located in a suburb of Chicago.

See “Conflicts of Interest” for a discussion of certain risks and potential disadvantages of our relationship with Inland.

Prospectus Summary

The following disclosure replaces the first paragraph under the section captioned “Prospectus Summary — Summary Conflicts of Interest,” which begins on page 20 of the prospectus.

During the ten year period ended June 30, 2015, IREIC sponsored four other REITs: Retail Properties of America, Inc., referred to herein as “RPAI,” InvenTrust Properties Corp. (formerly known as Inland American Real Estate Trust, Inc.), referred to herein as “InvenTrust,” Inland Diversified Real Estate Trust, Inc., referred to herein as “Inland Diversified,” and Inland Real Estate Investment Trust, Inc., referred to herein as “IREIT.” During the same period, our sponsor, IREIC, and IPCC sponsored, in the aggregate, 152 real estate exchange private placement limited partnerships, Delaware statutory trusts and limited liability companies. One of the REITs, IREIT, is presently managed by affiliates of our Business Manager. On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite Realty Group Trust or “Kite”, a publicly traded Maryland real estate investment trust listed on the New York Stock Exchange or “NYSE” (NYSE: KRG). InvenTrust and RPAI are self-managed. Neither IREIC nor its affiliates have responsibility for the day-to-day operations of RPAI or InvenTrust. IREIC and its affiliates own shares of RPAI’s outstanding common stock, primarily acquired in the internalization of that entity in 2007. RPAI’s Class A Common Stock is listed on the NYSE under the symbol “RPAI.”

The following disclosure replaces the third bullet point under the section captioned “Prospectus Summary — Summary Conflicts of Interest,” which begins on page 20 of the prospectus.

•	We will rely on the real estate professionals employed by IREA and other affiliates of our sponsor to source potential investments in properties, real estate-related assets and other investments in which we may be interested. Inland maintains an investment committee that reviews each potential investment and determines whether the investment is acceptable for acquisition. In determining whether an investment is suitable, the investment committee considers, among other things, the investment objectives of each program currently advised by our sponsor or its affiliates. See “— Investment Approval and Allocation Policies and Procedures” below for additional discussion regarding our allocation and acquisition procedures.

The following disclosure replaces the first and second paragraphs under the section captioned “Prospectus Summary — Investment Approval and Allocation Policies and Procedures,” which begins on page 21 of the prospectus.

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We will rely on the real estate professionals employed by IREA and other affiliates of our sponsor to source potential investments in properties, real estate-related assets and other investments in which we may be interested. Inland maintains an investment committee that reviews each potential investment and determines whether an investment is acceptable for acquisition. In determining whether an investment is suitable, the investment committee considers investment objectives, portfolio and criteria of all programs currently advised by our sponsor or its affiliates (collectively referred to as the “Programs”). Other factors considered by the investment committee may include cash flow, the effect of the acquisition on portfolio diversification, the estimated income or unrelated business tax effects of the purchase, policies relating to leverage, regulatory restrictions and the capital available for investment. Our Business Manager will not recommend any investments for us unless the investment is approved for consideration in advance by Inland’s investment committee. Once an investment has been approved for consideration by Inland’s investment committee, the Programs are advised and provided an opportunity to elect to acquire the investment.

If more than one of the Programs is interested in acquiring an investment, Inland’s allocation committee determines which Program is ultimately awarded the right to pursue the investment. The allocation committee is responsible for facilitating the investment allocation process and could face conflicts of interest in doing so. From time to time, other Programs may compete with us with respect to certain investments that we may want to acquire. Many investment opportunities that are suitable for us may also be suitable for another Program. In the event that an investment opportunity becomes available that is considered suitable for both us and another Program, then the Program that has had the longest period of time elapse since it was allocated and invested in a contested investment is awarded the investment by the allocation committee. Our board of directors will determine, at least annually, whether the method for allocating investment opportunities is applied fairly to us.

Risk Factors

The risk factor captioned “We will rely on entities affiliated with IREIC to identify real estate assets.” on page 64 of the prospectus is hereby replaced with the following disclosure.

We will rely on the real estate professionals employed by IREA and other affiliates of our sponsor to source potential investments in properties, real estate-related assets and other investments in which we may be interested. Inland maintains an investment committee that reviews each potential investment and determines whether an investment is acceptable for acquisition. In determining whether an investment is suitable, the investment committee considers investment objectives, portfolio and criteria of all Programs. Other factors considered by the investment committee may include cash flow, the effect of the acquisition on portfolio diversification, the estimated income or unrelated business tax effects of the purchase, policies relating to leverage, regulatory restrictions and the capital available for investment. Our Business Manager will not recommend any investments for us unless the investment is approved for consideration in advance by Inland’s investment committee. Once an investment has been approved for consideration by Inland’s investment committee, the Programs are advised and provided an opportunity to elect to acquire the investment.

From time to time, other Programs may compete with us with respect to certain investments that we may want to acquire. Many investment opportunities that are suitable for us may also be suitable for another Program. For example, IPCC, like us, acquires and owns multifamily properties. Also, although IREIT focuses on acquiring retail properties, it may acquire multi-family properties if it believes that returns from multi-family properties exceed those available from retail properties. As of June 30, 2015, IPCC owned 19 multi-family properties with an aggregate purchase price of $761.8 million, and IREIT owned 46 retail properties with an aggregate purchase price of $829.5 million. If more than one Program is interested in acquiring an investment, then the Program that has had the longest period of time elapse since it was allocated and invested in a contested investment is awarded the investment by the allocation committee. We may not, therefore, be able to acquire properties that we otherwise would be interested in acquiring. See “Conflicts of Interest — Investment Approval and Allocation Policies and Procedures” for additional discussion regarding our allocation and acquisition procedures.

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Prior Performance of IREIC-Sponsored Entities

The following disclosure replaces the corresponding disclosure in the section captioned “Prior Performance of IREIC-Sponsored Entities,” which begins on page 95 of the prospectus.

During the ten year period ended June 30, 2015, IREIC and its affiliates sponsored four other REITs and 152 real estate exchange private placement programs, which altogether have raised more than $19 billion from over 350,000 investors in offerings for which Inland Securities has served as dealer manager. During this period, the four REITs, RPAI, InvenTrust, Inland Diversified and IREIT, raised approximately $15.6 billion in the aggregate from approximately 332,000 investors. These REITs all have or had investment objectives similar to ours in that they seek or sought to invest in real estate to preserve and protect investor capital, to pay sustainable and predictable distributions to stockholders and to realize long-term capital appreciation. The monies raised by these IREIC-sponsored REITs represent, during the ten year period, approximately 95% of the aggregate amount raised in offerings for which Inland Securities has served as dealer manager, approximately 99% of the aggregate number of investors, approximately 95% of properties purchased and approximately 93% of the aggregate cost of the properties purchased by the prior programs sponsored by IREIC and its affiliates.

We pay fees to, and reimburse expenses incurred by, Inland Securities and our Business Manager, Real Estate Manager, TIREG and their affiliates, as described in more detail in the section of this prospectus captioned “Compensation Table.” The other REITs previously sponsored by IREIC have similarly compensated IREIC and each of their respective business managers, Real Estate Manager and affiliates.

The following discussion and the Prior Performance Tables, included in the prospectus as Appendix A, provide information on the prior performance of the real estate programs sponsored by IREIC for the applicable periods. Past performance is not necessarily indicative of future performance.

Summary Information

The following table provides aggregate summarized information concerning public prior programs sponsored by IREIC or its affiliates during the applicable ten year period for each program sponsored by IREIC, and is qualified in its entirety by reference to the introductory discussion above and the detailed information appearing in the Prior Performance Tables in Appendix A. For purposes of these tables and the narrative information contained herein, we consider a program to be closed at the earlier of the time when affiliates of IREIC are no longer serving as the business manager, the program lists its shares of common stock for trading on a national exchange, sells all or substantially all of its assets or merges with a third party and is not the surviving entity in that merger. The information set forth in this table, and in the narrative that follows, represents capital raised by these prior programs only through offerings for which Inland Securities has served as dealer manager and, where noted, through their respective distribution reinvestment plans.

WE ARE NOT, BY INCLUDING THIS TABLE, IMPLYING THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE TABLE BECAUSE OUR YIELD ON INVESTMENTS, CASH AVAILABLE FOR DISTRIBUTION AND OTHER FACTORS MAY BE SUBSTANTIALLY DIFFERENT. ACQUIRING OUR SHARES WILL NOT GIVE YOU ANY INTEREST IN ANY PRIOR PROGRAM.

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	Retail Properties of America, Inc. as of September 30, 2007 (1)	InvenTrust Properties Corp. as of December 31, 2013(2)	Inland Diversified Real Estate Trust, Inc. as of March 31, 2014(3)	Inland Real Estate Income Trust, Inc. as of June 30, 2015(4)
Number of public primary offerings	2	2	1	1
Approx. aggregate amount raised from investors (5)	$4,632,263,000	$9,308,724,000	$1,188,170,000	$711,261,000
Approximate aggregate number of investors	114,900	184,000	27,620	14,220
Number of properties purchased	305	1,058	144	46
Approximate aggregate cost of properties	$7,808,015,720	$13,860,346,405	$2,328,710,000	$829,525,000
Percentage of properties (based on cost) that were:
Commercial—
Retail	70%	29%	78%	96%
Single-user net lease	30%	9%	14%	4%
Nursing homes	0%	0%	0%	0%
Offices	0%	4%	4%	0%
Industrial	0%	1%	2%	0%
Health clubs	0%	0%	0%	0%
Mini-storage	0%	0%	0%	0%
Multifamily residential	0%	1%	2%	0%
Student housing	0%	8%	0%	0%
Lodging	0%	48%	0%	0%
Total commercial	100%	100%	100%	100%
Land	0%	0%	0%	0%

Percentage of properties (based on cost) that were:
Newly constructed (within a year of acquisition)	38%	14%	23%	6%
Existing construction	62%	86%	77%	94%

Number of properties sold in whole or in part (includes held for sale)	7	781	84	0

Number of properties exchanged	0	0	0	0

(1)	With respect to RPAI, affiliates of IREIC served as the business manager until November 15, 2007, when the company internalized the functions performed by its business manager. The information contained in the chart above for RPAI is for the period from inception through the last completed quarter prior to internalization.
(2)	With respect to InvenTrust, affiliates of IREIC served as the business manager until March 12, 2014, when the company internalized the functions performed by its business manager. The information contained in the chart above for InvenTrust is for the period from inception through the last completed quarter prior to internalization.
(3)	On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite and ceased filing reports under the Exchange Act. The information contained in the chart above for Inland Diversified is for the period from inception through the last completed quarter prior to the merger for which Inland Diversified filed financial statements.
(4)	Affiliates of IREIC serve as the business manager of IREIT. IREIT commenced its public offering on October 18, 2012. IREIT extended its initial offering, which is scheduled to expire on October 16, 2015.
(5)	Includes proceeds from the issuance of shares under each program’s distribution reinvestment plan.

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During the applicable three years ended with the last full quarter prior to the completion of the program: (i) InvenTrust purchased 62 properties; (ii) IREIT purchased 46 properties; and (iii) Inland Diversified purchased 11 properties. Upon written request, you may obtain, without charge, a copy of the most recent Form 10-K annual report filed with the Securities and Exchange Commission by any of these REITs. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses.

The following table details the percentage of properties located in the following regions in the United States based on gross carrying value.

East
Connecticut, Washington, D.C., Delaware, Florida, Georgia, Massachusetts, Maryland, Maine, North Carolina, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Virginia, Vermont	49%

Midwest
Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Ohio, Tennessee, Wisconsin	16%

South
Alabama, Arkansas, Louisiana, Mississippi, Oklahoma, Texas	23%

West
Arizona, California, Colorado, Montana, New Mexico, Nevada, Oregon, Utah, Washington, Idaho	12%

Programs of Our Sponsor

The information set forth below relates to three of the four public REITs set forth above that have been sponsored by IREIC, the Company’s sponsor, in the last ten years.

Retail Properties of America, Inc., or RPAI, was formed by IREIC in March 2003. Prior to March 2012, RPAI was named Inland Western Retail Real Estate Trust, Inc. RPAI was formed to own and operate shopping centers as well as office and industrial properties. As of September 30, 2007, the last full quarter prior to the time that RPAI internalized the functions performed by the business manager, RPAI’s portfolio was comprised of 305 retail operating properties with approximately 46.2 million square feet of gross leasable area. As of September 30, 2007, RPAI had issued 452,463,000 shares of common stock in its offerings.

RPAI completed its initial public offering on March 22, 2005 and completed its follow-on offering on September 9, 2005. RPAI sold a total of 250,000,000 shares of its common stock through its “best efforts” offering. On April 5, 2012, RPAI’s Class A Common Stock began trading on the NYSE under the symbol “RPAI.”

InvenTrust Properties Corp. (formerly known as Inland American Real Estate Trust, Inc.), or InvenTrust, was formed in October 2004. InvenTrust historically focused on acquiring and managing a diversified portfolio of commercial real estate, including primarily retail, lodging and student housing properties in the United States. As of December 31, 2013, the last full quarter prior to the time that InvenTrust internalized the functions performed by the business manager, InvenTrust’s portfolio was comprised of 227 properties representing 17.0 million square feet of retail space, 19,337 hotel rooms, 8,290 student housing beds and 7.3 million square feet of non-core space, which consists primarily of office and industrial properties.

InvenTrust completed its initial public offering on July 31, 2007 and completed its follow-on offering on April 6, 2009. InvenTrust sold a total of approximately 790.2 million shares of its common stock through its “best efforts” offering.

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InvenTrust previously reported that it learned that the SEC was conducting a non-public, formal, fact-finding investigation (the “SEC Investigation”) to determine whether there had been violations of certain provisions of the federal securities laws regarding the business manager fees, property management fees, transactions with affiliates, timing and amount of distributions paid to the investors, determination of property impairments, and any decision regarding whether InvenTrust might become a self-administered REIT. On March 24, 2015, the staff of the SEC informed InvenTrust that it had concluded its investigation and that, based on the information received as of that date, it did not intend to recommend any enforcement action against InvenTrust.

InvenTrust has disclosed that it also received related demands (“Derivative Demands”) by stockholders to conduct investigations regarding claims that InvenTrust’s officers, its board of directors, its former business manager, and affiliates of its former business manager (the “InvenTrust Parties”) breached their fiduciary duties to InvenTrust in connection with the matters disclosed above that were subject to the SEC Investigation. The first Derivative Demand claims that the InvenTrust Parties (i) falsely reported the value of InvenTrust’s common stock until September 2010; (ii) caused InvenTrust to purchase shares of its common stock from stockholders at prices in excess of their value; and (iii) disguised returns of capital paid to stockholders as REIT income, resulting in the payment of fees to its former business manager for which it was not entitled. The three stockholders in that demand contend that legal proceedings should seek recovery of damages in an unspecified amount allegedly sustained by InvenTrust. The second Derivative Demand by another stockholder made similar claims and further alleges that the InvenTrust Parties (i) caused InvenTrust to engage in transactions that unduly favored related parties, (ii) falsely disclosed the timing and amount of distributions, and (iii) falsely disclosed whether InvenTrust might become a self-administered REIT. InvenTrust also received a letter from another stockholder that fully adopted and joined in the first Derivative Demand, but made no additional demands on InvenTrust to perform an investigation or pursue claims.

Upon receiving the first of the Derivative Demands, the full board of directors responded by authorizing InvenTrust’s independent directors to investigate the claims contained in the first Derivative Demand, any subsequent stockholder demands, as well as any other matters the independent directors see fit to investigate, including matters related to the SEC Investigation. Pursuant to this authority, the independent directors formed a special litigation committee comprised solely of independent directors to review and evaluate the matters referred by the full board to the independent directors, and to recommend to the full board any further action as appropriate. The special litigation committee engaged independent legal counsel and experts to assist in the investigation.

On March 21, 2013, counsel for the stockholders who made the first Derivative Demand filed a derivative lawsuit in the Circuit Court of Cook County, Illinois, on behalf of InvenTrust. The case – Trumbo v. The Inland Group, Inc. – was stayed pending completion of the special litigation committee’s investigation.

On December 8, 2014, the special litigation committee completed its investigation and issued its report and recommendation. The special litigation committee concluded that there was no evidence to support the allegations of wrongdoing in the Derivative Demands. Nonetheless, in the course of its investigation, the special litigation committee uncovered facts indicating that certain then-related parties breached their fiduciary duties to InvenTrust by failing to disclose to the independent directors certain facts and circumstances associated with the payment of fees to InvenTrust’s former business manager and property managers. The special litigation committee determined that it is advisable and in the best interests of InvenTrust to maintain a derivative action against its former business manager, property managers, and Inland American Holdco Management LLC. The special litigation committee found that it was not in the best interests of InvenTrust to pursue claims against any other entities or against any individuals.

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On January 20, 2015, the InvenTrust board of directors adopted the report and recommendation of the special litigation committee in full and authorized InvenTrust to file a motion to realign InvenTrust as the party plaintiff in Trumbo v. The Inland Group, Inc., and to take such further actions as are necessary to reject and dismiss claims related to allegations that the InvenTrust board of directors has determined lack merit and to pursue claims against InvenTrust’s former business manager, property managers, and Inland American Holdco Management LLC for breach of fiduciary duties in connection with the failure to disclose facts and circumstances associated with the payment of fees to related parties.

On March 2, 2015, counsel for the stockholders who made the second Derivative Demand filed a derivative lawsuit in the Circuit Court of Cook County, Illinois, on behalf of the Company. On March 26, 2015, the Circuit Court of Cook County, Illinois entered an order consolidating the action with the Trumbo case (“the Consolidated Action”). On July 28, 2015, InvenTrust informed the court in the Consolidated Action that the parties had reached an agreement in principle to resolve all matters related to the Derivative Demands, including all claims raised in the Consolidated Action and the claims authorized by the InvenTrust board of directors. InvenTrust anticipates that the settlement will result in a payment of funds to InvenTrust. The settlement is subject to documentation and court approval.

Inland Real Estate Income Trust, Inc., or IREIT, was formed in August 2011 and is managed by an affiliate of our sponsor. IREIT may acquire and develop a diversified portfolio of commercial real estate including retail properties, office buildings, multifamily properties and industrial/distribution and warehouse facilities, with a primary focus on retail properties located in the United States. IREIT may also invest in joint ventures, development projects, real estate loans and real estate-related securities. As of June 30, 2015, IREIT owned 46 retail properties, collectively totaling 4,547,980 square feet.

IREIT commenced its initial, ongoing public offering on October 18, 2012. Through June 30, 2015, IREIT had sold a total of approximately 70.0 million shares of its common stock through its “best efforts” offering. In addition, through June 30, 2015, IREIT had issued approximately 1,482,000 shares through its distribution reinvestment plan and had repurchased approximately 200,000 shares through its share repurchase program. As a result, IREIT has realized total gross offering proceeds, before offering costs, of approximately $711.1 million as of June 30, 2015.

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Liquidity of Prior Programs

Each of the four REITs previously sponsored by IREIC in the past ten years disclosed in its prospectus the time at which it anticipated its board would consider listing, liquidating or selling its assets individually, but none of these REITs specified a date or time period at which the REIT might be liquidated. The following summary sets forth both the dates on which these REITs anticipated considering a liquidity event and the dates on which the liquidity events occurred, if ever.

•	Retail Properties of America, Inc. RPAI stated that the company anticipated that, by September 2008, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange, or whether to commence subsequent offerings of its common stock. On November 15, 2007, RPAI became a self-administered REIT by acquiring, through merger, Inland Western Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southwest Management Corp., Inland Northwest Management Corp., and Inland Western Management Corp., its property managers. As a result of the merger, RPAI issued to IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 15 million shares of RPAI’s common stock, valued at $25.00 per share for purposes of the merger agreement. In December 2010, 9 million shares of common stock were transferred back to RPAI from shares of common stock issued to the owners of certain of the entities that were acquired in the merger. RPAI effectuated a ten-to-one reverse stock split of its existing common stock, and immediately following the reverse stock split, redesignated its existing common stock as Class A Common Stock. On March 21, 2012, RPAI paid a stock dividend pursuant to which each then outstanding share of its Class A Common Stock received one share of Class B-1 Common Stock, one share of Class B-2 Common Stock and one share of Class B-3 Common Stock. The terms of each Class of B Common Stock were identical in all respects to the Class A Common Stock. The Class B-1, Class B-2 and Class B-3 Common Stock automatically converted into Class A Common Stock on October 5, 2012, April 5, 2013 and October 5, 2013, respectively. RPAI announced that it completed a public offering of 36,750,000 shares of Class A Common Stock at $8.00 per share (which, without giving effect to the reverse stock split or stock dividend, is equivalent to $3.20 per share of its common stock) on April 5, 2012. This public offering generated gross proceeds of approximately $292.6 million, or approximately $272.1 million net of the underwriting discount. Also on April 5, 2012, RPAI’s Class A Common Stock began trading on the NYSE under the symbol “RPAI.” On September 2, 2015, the closing price of the RPAI Class A Common Stock on the NYSE was $13.43 per share (which, without giving effect to the reverse stock split or stock dividend, is equivalent to approximately $5.37 per share).
•	InvenTrust Properties Corp. (formerly known as Inland American Real Estate Trust, Inc.) In the prospectuses used in each of its “best efforts” offerings, InvenTrust disclosed to its investors that its board would determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements, and that its board did not anticipate evaluating a listing on a national securities exchange until at least 2010. On March 12, 2014, InvenTrust entered into a series of agreements and amendments to existing agreements with affiliates of The Inland Group pursuant to which InvenTrust began the process of becoming entirely self-managed (collectively, the “Self-Management Transactions”). InvenTrust disclosed that it did not pay an internalization fee or self-management fee to the Inland Group in connection with the Self-Management Transactions.
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On March 12, 2014, InvenTrust agreed with its business manager to terminate its business management agreement, hired all of its business manager’s employees, and acquired the assets necessary to conduct the functions previously performed by its business manager. As a result, InvenTrust now directly employs its executive officers and the other former employees of the business manager and no longer pays a fee or reimburses expenses to its business manager. As the first step in taking over management of all of its real estate assets (except its lodging properties, which are managed by third parties), InvenTrust hired certain employees from its property managers; assumed responsibility for performing significant property management activities for its industrial, office and retail properties, including property-level accounting, lease administration, leasing, marketing and construction functions; and amended its property management agreements to reduce its property management fees as a result of its assumption of such responsibilities. As the second step, on December 31, 2014, InvenTrust took over the remaining property management functions performed by the property managers.

InvenTrust’s shares of common stock are not listed on a national securities exchange. On May 1, 2014, InvenTrust announced that it had accepted for purchase in its tender offer, 60,665,233 shares of its common stock at a purchase price (without brokerage commissions) of $6.50 per share for an aggregate cost of approximately $394.3 million, excluding fees and expenses relating to the offer and paid by InvenTrust. As of June 30, 2014, the final number of shares repurchased, allowing for corrections, was 60,761,166 for a final aggregate cost of $394.9 million.

On February 3, 2015, InvenTrust distributed 95% of the outstanding shares of common stock of Xenia Hotels and Resorts, Inc. (“Xenia”), previously a wholly-owned subsidiary of InvenTrust, formerly known as Inland American Lodging Group, Inc., by way of a taxable pro rata special distribution to InvenTrust stockholders of record on January 20, 2015, the record date of the distribution. As a result of the special distribution, each InvenTrust stockholder received one share of Xenia common stock for every eight shares of InvenTrust common stock held by such stockholder. On February 4, 2015, Xenia completed its spin-off into a new, publicly-traded lodging REIT. As a result of the spin-off, Xenia became a self-managed REIT and listed its shares of common stock on the New York Stock Exchange under the symbol “XHR.” Also on February 4, 2015 and in connection with the spin-off and listing, Xenia commenced a self-tender offer to purchase for cash up to $125 million in value of shares of Xenia’s common stock at a price not greater than $21.00 nor less than $19.00 per share, net to the seller in cash, less any applicable withholding of taxes and without interest. The tender offer expired on March 5, 2015. As a result of the tender offer, Xenia accepted for purchase 1,759,344 shares of its common stock at a purchase price of $21.00 per share, for an aggregate purchase price of $36.9 million (excluding fees and expenses relating to the tender offer). On September 2, 2015, the closing price of Xenia’s common stock on the NYSE was $18.41 per share.

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•	Inland Diversified Real Estate Trust, Inc. In the prospectus used in its “best efforts” offering, Inland Diversified disclosed to its investors that its board would determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements, and that its board did not anticipate evaluating a listing on a national securities exchange until at least 2014. On February 9, 2014, Inland Diversified entered into an agreement and plan of merger (the “Merger Agreement”) with Kite, a publicly traded (NYSE: KRG) Maryland real estate investment trust, and KRG Magellan, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Kite (“Merger Sub”). The Merger Agreement provides for, upon the terms and conditions of the Merger Agreement, the merger of Inland Diversified with and into Merger Sub, with Merger Sub surviving the Merger as a direct wholly owned subsidiary of Kite (the “Merger”). As a result of the Merger, each share of Inland Diversified’s common stock was converted into the right to receive 1.707 newly issued shares of Kite common stock. Based on a closing price of $6.40 per share of Kite’s common stock on July 2, 2014, the Inland Diversified shares of common stock were valued at approximately $10.92 per share. On August 11, 2014, Kite effectuated a one-for-four reverse stock split of its existing common stock. On September 2, 2015, the closing price of Kite’s common stock on the NYSE was $23.29 per share (which, without giving effect to the reverse stock split, is equivalent to $5.82 per share of Kite’s common stock). Based on the closing price of Kite’s common stock on September 2, 2015, the value of each former share of Inland Diversified’s common stock would be equal to approximately $9.94.
•	Inland Real Estate Income Trust, Inc. In the prospectus used in its “best efforts” offering, IREIT disclosed to its investors that its board would determine when, and if, it should pursue a liquidity event, but does not anticipate evaluating any liquidity event, including a listing on a national securities exchange, until at least 2017. The public reports filed by IREIT with the SEC do not indicate that IREIT’s board of directors had begun evaluating a listing of its common stock as of June 30, 2015.

Management

The following disclosure replaces Ms. McGuinness’ biography on pages 105 and 106 of the prospectus.

JoAnn M. McGuinness is our chief operating officer. She also serves as chief operating officer of our Business Manager and as chief executive officer of our Real Estate Manager. She is the chief executive officer of Inland Investment Real Estate Services, which is responsible for all asset management, property management, leasing, marketing and operations for all of Inland’s real estate assets and funds. Ms. McGuinness has also served as a director and the president and chief operating officer of IREIT since August 2011. Ms. McGuinness was a director of The Inland Group from August 2012 to June 2015. Ms. McGuinness served as the president and chief executive officer of the entities owning the Real Estate Manager for Inland Diversified from November 2009 through July 2014, and served as a director of those entities from September 2008 through July 2014. She also served as senior vice president of the entities owning the Real Estate Manager for InvenTrust from February 2007 to November 2009, and as president of real estate management for the portfolio of Inland Retail Real Estate Trust, Inc. (“IRRETI”) from December 2001 to February 2007. She was responsible for the management, leasing, marketing and operations of Inland Diversified’s properties and also oversaw the department that performs due diligence, including financial modeling, property inspection, capital projections and all other processes involved with purchasing an asset, for Inland. She played a key role in the sale of IRRETI to DDR in 2007 and also had significant involvement in another successful liquidity event with Inland Diversified and Kite in 2014. Ms. McGuinness joined Inland in 1992, in the multifamily/residential management division of Mid-America Management and began overseeing the management of retail, office and industrial properties in 1995. She has experience with residential, student housing, hotels, retail, office and industrial properties. Ms. McGuinness is the wife of Thomas P. McGuinness. Mr. McGuinness is currently the president of InvenTrust.

S-11

Ms. McGuinness was the 2008 Dean of Open Air Centers for the University of Shopping Centers at the Wharton Business School and holds SCSM, SCLS, SCMD and a CDP accreditations with the International Council of Shopping Centers, or ICSC. She is one of only ten people in all of ICSC to hold all four of their designations. She is the 2009 winner of the Crystal Apple award from the Illinois Real Estate Journal honoring women in real estate and is a graduate of Elmhurst College in Elmhurst, Illinois.

The following disclosure replaces the third through seventh paragraphs under the section captioned “Management — Inland Affiliated Companies,” which begins on page 109 of the prospectus.

As of June 30, 2015, Inland affiliates or related parties had raised more than $21 billion from investment product sales to over 490,000 investors, many of whom have invested in more than one product. Inland has sponsored 690 programs, including 673 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and seven non-listed REITs, as of June 30, 2015.

As of June 30, 2015, Inland affiliates or related parties cumulatively had 1,063 employees, owned properties in 43 states and managed assets with a book value exceeding $7.5 billion. As of June 30, 2015, Inland was responsible for managing approximately 31.8 million square feet of commercial properties located in 43 states, as well as 6,315 multi-family units. IREA, another affiliate of IREIC, has extensive experience in acquiring real estate for investment. Over the years, through IREA and other affiliates, Inland has acquired more than 3,400 properties.

As of June 30, 2015, IREIC or its subsidiaries were the general partner of limited partnerships and the general manager of limited liability companies which owned in excess of 544 acres of pre-development land in the Chicago area, as well as over 790,000 square feet of real property.

Inland Institutional Capital Partners Corporation specializes in identifying institutional joint ventures and large scale investment opportunities for the real estate companies and REITs that are part of The Inland Real Estate Group of Companies, Inc. Since 2005, Inland Institutional Capital Partners has facilitated the completion of transactions with a value in excess of $10.5 billion. Inland Institutional Capital Partners is an SEC registered investment advisor.

Inland Real Estate Advisors, Inc., since 2000, has completed more than $1.28 billion in commercial real estate sales and leases and has been involved in the sale of more than 8,600 multi-family units and the sale and lease of over 140 million square feet of commercial property. As of June 30, 2015, another Inland affiliate, Inland Mortgage Brokerage Corporation, had originated more than $1.25 billion in financing including loans to third parties and affiliated entities. Another affiliate, Inland Commercial Mortgage Corporation, had originated more than $2.05 billion in financing as of June 30, 2015. As of June 30, 2015, Inland Mortgage Servicing Corporation serviced a loan portfolio with a face value equal to approximately $1.6 billion.

The following disclosure replaces the first paragraph and the table immediately below the first paragraph under the section captioned “Management – The Inland Group, Inc.” on page 110 of the prospectus.

The following sets forth information with respect to the directors and principal executive officers of The Inland Group. The biographies of Mr. Goodwin and Ms. Lynch are set forth above under “– Our Directors and Executive Officers.”

Name	Age*	Position
Daniel L. Goodwin	71	Chairman and Chief Executive Officer
Robert H. Baum	71	Vice Chairman, Executive Vice President and General Counsel
G. Joseph Cosenza	71	Vice Chairman
Robert D. Parks	71	Director
Catherine L. Lynch	56	Director
*As of January 1, 2015

S-12

The following disclosure replaces the second paragraph and the table immediately below the second paragraph under the section captioned “Management – Inland Securities,” which begins on page 121 of the prospectus.

The following table sets forth information about the directors and principal officers of Inland Securities. The biographies of Mr. Sabshon and Ms. Lynch are set forth above under “– Our Directors and Executive Officers” in this section and the biography of Ms. Matlin is set forth above under “– Our Business Manager” in this section.

Name	Age*	Position
Mitchell A. Sabshon	62	Director
Roberta S. Matlin	70	Director and Vice President
Catherine L. Lynch	56	Director, Chief Financial Officer and Secretary
Michael T. Ezzell II	39	Chief Executive Officer
Curtis R. Shoch	42	President and National Sales Manager
Shawn Vaughan	43	Senior Vice President
Suzanne Bond	43	Senior Vice President and Chief Compliance Officer
*As of January 1, 2015

The following disclosure is added as Mr. Ezzell’s biography on page 122 of the prospectus.

Michael T. Ezzell II joined Inland Securities as Chief Executive Officer in July 2015. Prior to joining Inland Securities, Mr. Ezzell served in leadership and executive positions at Cole Capital for over five years. Most recently, he served as executive vice president of American Realty Capital Properties, Inc. (“ARCP”), now known as VEREIT, Inc., and chief executive officer and president of Cole Capital. He was responsible for all aspects of the management of the non-traded REIT sponsor’s distribution and investment management business, including sales, product development, broker dealer relationship management, securities operations and capital markets. Prior to the merger of Cole Real Estate Investments (“Cole”) with ARCP in February 2014, Mr. Ezzell served as senior vice president of product and business development for Cole, securing selling agreements with broker dealers for existing and new product offerings, opening new distribution channels and overseeing due diligence and new product development.

Prior to joining Cole, Mr. Ezzell served as director of investment research at AIG Advisor Group, where he was responsible for managing investment research for a network of broker dealers serving independent financial advisors. In that role, he managed the research and due diligence for all packaged investment products, including mutual funds, variable annuities, alternative investments and third-party money managers. During his career, he also has held positions with J.P. Carey Asset Management. Mr. Ezzell received his bachelor of arts degree with double majors in Economics and Political Science from Stetson University. He also holds FINRA Series 7, 24 and 63 securities licenses.

The following disclosure replaces Mr. Shoch’s biography on page 122 of the prospectus.

Curtis R. Shoch is the President and National Sales Manager of Inland Securities. Mr. Shoch previously served as interim president from July 2014 to July 2015 and as a senior vice president from March 2013 to July 2014. In 2000, Mr. Shoch began his career with Inland Securities as an external wholesaler and in 2004 he served as the first vice president of the Coastal Region Sales Team. Mr. Shoch received his bachelor degree from College of Lynchburg, Virginia with a B.S. in marketing and a concentration in Finance. Mr. Shoch holds Series 7, 24 and 63 licenses with FINRA.

S-13

The following disclosure is added as Ms. Bond’s biography on page 122 of the prospectus.

Suzanne L. Bond joined as Senior Vice President, Chief Compliance Officer of Inland Securities in April 2015. Her experience in financial services compliance, sales and operations spans over a decade. Ms. Bond recently served as Vice President and Director of Supervision for the Capital Markets Group at Wedbush Securities. Prior to that, she served as Chief Compliance Officer for a number of independent broker/dealers and investment advisory firms, both retail and institutional. She holds FINRA Series 7, 24, 63, 66, 79, and 99 licenses and is a frequent industry conference speaker and subject matter expert.

Conflicts of Interest

The following disclosure replaces the section captioned “Conflicts of Interest — Conflicts of Interest — We will rely on IREIC and other entities affiliated with IREIC to identify real estate assets.,” which is on page 124 of the prospectus.

We will rely on the real estate professionals employed by IREA and other affiliates of IREIC to source potential investments in properties, real estate-related assets and other investments in which we may be interested. Inland maintains an investment committee that reviews each potential investment and determines whether an investment is acceptable for acquisition. In determining whether an investment is suitable, the investment committee considers investment objectives, portfolio and criteria of all Programs. Other factors considered by the investment committee may include cash flow, the effect of the acquisition on portfolio diversification, the estimated income or unrelated business tax effects of the purchase, policies relating to leverage, regulatory restrictions and the capital available for investment. Our Business Manager will not recommend any investments for us unless the investment is approved for consideration in advance by Inland’s investment committee. Once an investment has been approved for consideration by Inland’s investment committee, the Programs are advised and provided an opportunity to elect to acquire the investment.

If more than one of the Programs is interested in acquiring an investment, Inland’s allocation committee determines which Program is ultimately awarded the right to pursue the investment. The allocation committee is responsible for facilitating the investment allocation process and could face conflicts of interest in doing so. From time to time, other Programs may compete with us with respect to certain investments that we may want to acquire. Many investment opportunities that are suitable for us may also be suitable for another Program. For example, IPCC, like us, acquires and owns multifamily properties. Also, although IREIT focuses on acquiring retail properties, it may acquire multi-family properties if it believes that returns from multi-family properties exceed those available from retail properties. As of June 30, 2015, IPCC owned 19 multi-family properties with an aggregate purchase price of $761.8 million, and IREIT owned 46 retail properties with an aggregate purchase price of $829.5 million. In the event that an investment opportunity becomes available that is considered suitable for both us and another Program, then the Program that has had the longest period of time elapse since it was allocated and invested in a contested investment is awarded the investment by the allocation committee. We may not, therefore, be able to acquire properties that we otherwise would be interested in acquiring. See “Conflicts of Interest — Investment Approval and Allocation Policies and Procedures” for additional discussion regarding our allocation and acquisition procedures.

S-14

The following disclosure replaces the first and second paragraphs under the section captioned “Conflicts of Interest — Investment Approval and Allocation Policies and Procedures,” which begins on page 125 of the prospectus.

We will rely on the real estate professionals employed by IREA and other affiliates of our sponsor to source potential investments in properties, real estate-related assets and other investments in which we may be interested. Inland maintains an investment committee that reviews each potential investment and determines whether an investment is acceptable for acquisition. In determining whether an investment is suitable, the investment committee considers investment objectives, portfolio and criteria of all Programs. Other factors considered by the investment committee may include cash flow, the effect of the acquisition on portfolio diversification, the estimated income or unrelated business tax effects of the purchase, policies relating to leverage, regulatory restrictions and the capital available for investment. Our Business Manager will not recommend any investments for us unless the investment is approved for consideration in advance by Inland’s investment committee. Once an investment has been approved for consideration by Inland’s investment committee, the Programs are advised and provided an opportunity to elect to acquire the investment.

If more than one of the Programs is interested in acquiring an investment, Inland’s allocation committee determines which Program is ultimately awarded the right to pursue the investment. The allocation committee is responsible for facilitating the investment allocation process and could face conflicts of interest in doing so. From time to time, other Programs may compete with us with respect to certain investments that we may want to acquire. Many investment opportunities that are suitable for us may also be suitable for another Program. In the event that an investment opportunity becomes available that is considered suitable for both us and another Program, then the Program that has had the longest period of time elapse since it was allocated and invested in a contested investment is awarded the investment by the allocation committee. Our board of directors will determine, at least annually, whether the method for allocating investment opportunities is applied fairly to us.

Investment Objectives and Policies

The following disclosure replaces the disclosure under the section captioned “Investment Objectives and Policies — The Inland Platform,” which begins on page 130 of the prospectus.

Our Business Manager, an indirect wholly owned subsidiary of IREIC, has the authority, subject to the direction and approval of our board of directors, to make all of our investment decisions. We believe that our Business Manager’s affiliation with Inland, which has more than forty-five years of experience in acquiring and managing real estate assets, will benefit us as we pursue and execute our investment objectives and strategy.

We believe our relationship with Inland provides us with various benefits, including:

•        Sponsor Experience – Inland has more than forty-five years of experience in acquiring and managing real estate assets. Inland has sponsored 690 programs, including 673 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and seven non-listed REITs, as of June 30, 2015.

•	Experienced Acquisition Team – IREA and other affiliates of IREIC will assist us in identifying potential acquisition opportunities, negotiating contracts related thereto and acquiring real estate assets on our behalf. Since January 2005, the individuals performing services for these entities have closed over 1,900 transactions involving real estate with an aggregate purchase price that exceeds $29 billion.
•	Experienced Management Team – Inland’s management team has substantial experience in all aspects of acquiring, owning, managing, operating and financing real estate, including multifamily properties. As of June 30, 2015, Inland entities cumulatively owned properties located in 43 states and managed assets with a book value exceeding $7.5 billion.
S-15

•	Experienced Multifamily Acquirer and Manager – Since 1967, Inland has acquired and managed over 67,000 multifamily units for an aggregate purchase price of $3.4 billion throughout the United States as of June 30, 2015. Currently, one other former IREIC-sponsored REIT, InvenTrust, and IPCC, collectively own and operate 33 multifamily properties throughout the United States. Mitchell Sabshon, our president and chief executive officer, and JoAnn McGuinness, our chief operating officer, have over 16 years and 22 years, respectively, of experience acquiring, financing and managing multifamily properties. Ms. McGuinness began her career with Inland in 1992, in the company’s multi-family/residential management division. Mr. Sabshon has been actively involved in financing and acquiring multifamily properties since 1991 at several firms, including Lehman Brothers, Goldman Sachs and GFI Capital.
•	Strong Multifamily Relationships – We believe that Inland’s extensive network of relationships with the real estate brokerage, development and investor communities enable us to successfully execute our strategies. These relationships will augment our ability to identify acquisitions in off-market transactions outside of competitive marketing processes, capitalize on opportunities and capture repeat business and transaction activity. In addition, we believe that Inland’s strong multifamily relationships with the residential brokerage communities will aid in attracting and retaining tenants.

•        Centralized Resources – Substantially all of Inland’s skilled personnel, specializing in areas such as real estate management, leasing, marketing, accounting, human resources, cash management, risk management, tax and internal audit, are based at Inland’s corporate headquarters located in a suburb of Chicago.

See “Conflicts of Interest” for a discussion of certain risks and potential disadvantages of our relationship with Inland.

Periodic Report

On August 13, 2015, we filed with the SEC our Quarterly Report on Form 10-Q for the period ended June 30, 2015, which is attached as Annex A (excluding the exhibits thereto) to this Supplement No. 5.

S-16

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

[x]	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2015
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM ____________ TO ____________

COMMISSION FILE NUMBER: 333-199129

Inland Residential Properties Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	80-0966998
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2901 Butterfield Road, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

630-218-8000

(Registrant’s telephone number, including area code)

______________________________________________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days. Yes ☑ No ☐

The Registrant’s registration statement on Form S-11, as amended (SEC File No. 333-199129), was declared effective February 17, 2015. The Registrant has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act since that date.

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐ No ☑

As of August 10, 2015, there were 8,000 shares of the registrant’s Class A common stock, $.001 par value, outstanding.

1

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

TABLE OF CONTENTS

2

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

CONSOLIDATED BALANCE SHEETS

	June 30, 2015 (unaudited)	December 31, 2014
ASSETS
Assets:
Cash and cash equivalents	$118,185	$232,635
Deferred offering costs	—	2,614,621
Other assets	76,871	19,867
Total assets	$195,056	$2,867,123

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$390,458	$1,319,477
Due to affiliates	3,658,038	1,532,667
Total liabilities	4,048,496	2,852,144

Commitments and contingencies

Stockholder’s (deficit) equity:
Preferred stock, $.001 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value, 400,000,000 shares authorized, 8,000 shares issued and outstanding	—	8
Class A common stock, $.001 par value, 320,000,000 shares authorized, 8,000 shares issued and outstanding	8	—
Class T common stock, $.001 par value, 80,000,000 shares authorized, none outstanding	—	—
Additional paid in capital (net of offering costs of $3,603,221 and $0 as of June 30, 2015 and December 31, 2014, respectively)	(3,403,229)	199,992
Retained earnings (deficit)	(450,219)	(185,021)
Total stockholder’s (deficit) equity	(3,853,440)	14,979
Total liabilities and stockholder’s (deficit) equity	$195,056	$2,867,123

See accompanying notes to consolidated financial statements.

3

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Expenses:
General and administrative expenses	$111,807	$—	$247,132	$—
Organization costs	—	1,875	18,066	5,783

Net loss	$(111,807)	$(1,875)	$(265,198)	$(5,783)

Net loss per common share, basic and diluted	$(13.98)	$(0.23)	$(33.15)	$(0.72)

Weighted average number of common shares outstanding, basic and diluted	8,000	8,000	8,000	8,000

See accompanying notes to consolidated financial statements.

4

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

CONSOLIDATED STATEMENT OF EQUITY (DEFICIT)

Six months ended June 30, 2015

(unaudited)

	Number of Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Deficit)	Total

Balance at January 1, 2015	8,000	$8	$199,992	$(185,021)	$14,979

Offering costs	—	—	(3,603,221)	—	(3,603,221)
Net loss	—	—	—	(265,198)	(265,198)

Balance at June 30, 2015	8,000	$8	$(3,403,229)	$(450,219)	$(3,853,440)

See accompanying notes to consolidated financial statements.

5

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six months ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(265,198)	$(5,783)

Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Accounts payable	(32,936)	(28,590)
Due to affiliates	(6,791)	34,344
Other assets	(66,079)	—
Net cash flows used in operating activities	(371,004)	(29)

Cash flows from financing activities:
Payment of offering costs	(1,943,446)	—
Advances from sponsor	2,200,000	—
Net cash flows provided by financing activities	256,554	—

Net decrease in cash and cash equivalents	(114,450)	(29)
Cash and cash equivalents at beginning of the period	232,635	500,000
Cash and cash equivalents, at end of period	$118,185	$499,971

Supplemental disclosure of noncash financing activities:
Accrued offering expenses	$(954,848)	$(256,787)

See accompanying notes to consolidated financial statements.

6

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2015

(unaudited)

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Readers of this Quarterly Report should refer to the audited consolidated financial statements of Inland Residential Properties Trust, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) for the year ended December 31, 2014, which are included in the Company’s 2014 Special Financial Report as certain footnote disclosures contained in such audited consolidated financial statements have been omitted from this Quarterly Report. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for the fair presentation have been included in this Quarterly Report.

(1)  Organization

Inland Residential Properties Trust, Inc. was formed on December 19, 2013 to acquire and manage a portfolio of multifamily properties located primarily in the top 100 United States metropolitan statistical areas, which generally contain populations greater than 500,000 people. Effective July 14, 2014, the Company changed its name from “Inland Retail Properties Trust V, Inc.” to “Inland Residential Properties Trust, Inc.” Inland Real Estate Investment Corporation (the “Sponsor”) is the sole stockholder of the Company. The Company entered into a Business Management Agreement (the “Business Management Agreement”) with Inland Residential Business Manager & Advisor, Inc. (the “Business Manager”), an affiliate of the Company, to be the Business Manager to the Company.

The Company is authorized to sell up to $1,000,000,000 of shares of common stock which consists of Class A common stock, $.001 par value per share (“Class A Shares”), at a price of $25.00 per share and Class T common stock, $.001 par value per share (“Class T Shares”), at $23.95 per share, in any combination, in an initial “reasonable best efforts” offering (the “Offering”) which commenced on February 17, 2015. The Company is also authorized to issue up to $190,000,000 of Class A and Class T Shares at a per share price of $23.75 and $22.81, respectively, pursuant to the Company’s distribution reinvestment plan (“DRP”). In addition, the Company declared that each share of common stock that was issued and outstanding immediately prior to the effective date of the amendment of the Company’s charter converted into one issued and outstanding share of Class A common stock. As a result, the 8,000 shares of common stock the Sponsor owned as of December 31, 2014, was converted into 8,000 shares of Class A common stock.

7

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

No shares of common stock will be sold unless subscriptions for at least $2,000,000, the minimum offering, have been obtained within one year after commencement of the Offering. As of June 30, 2015, the minimum offering has not been met.

The Company intends to elect to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the year ending December 31, 2015 or the Company’s first year of material operations. In order to maintain the Company’s qualification as a REIT, the Company is required to, among other things, make aggregate annual distributions (other than capital gain dividends) to the Company’s stockholders of at least 90% of the Company’s annual REIT taxable income (which does not equal net income as calculated in accordance with U.S. GAAP) determined without regard to the deduction for dividends paid and excluding net capital gain, and meet certain tests regarding the nature of the Company’s income and assets.

If the Company qualifies for taxation as a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it meets certain criteria and distributes its REIT taxable income to its stockholders. Even if the Company qualifies for taxation as a REIT, the Company may be subject to (1) certain state and local taxes on its income, property or net worth, and (2) U.S. federal income and excise taxes on its undistributed income, if any income remains undistributed. The Company intends to operate in a manner that allows the Company to meet the requirements for taxation as a REIT, including creating taxable REIT subsidiaries to hold assets that generate income that would not be consistent with the rules applicable to qualification as a REIT if held directly by the REIT. If the Company were to fail to meet these requirements, it could be subject to U.S. federal income tax on the Company’s taxable income at regular corporate rates. The Company would not be able to deduct distributions paid to stockholders in any year in which it fails to qualify as a REIT. The Company will also be disqualified for the four taxable years following the year during which qualification was lost unless the Company is entitled to relief under specific statutory provisions.

The Company provides the following programs to facilitate investment in the Company’s shares and to provide limited liquidity for stockholders.

The Company provides stockholders with the option to purchase additional shares from the Company by automatically reinvesting distributions through the DRP, subject to certain share ownership restrictions. For participants in the DRP, distributions paid on Class A Shares and Class T Shares, as applicable, will be used to purchase Class A Shares and Class T Shares, respectively. Such purchases under the DRP will not be subject to selling commissions, dealer manager fees, distribution and stockholder servicing fees or reimbursement of issuer costs in connection with shares of common stock issued through the DRP and are made initially at a price of $23.75 and $22.81 per Class A Share and Class T Share, respectively. The price is subject to change after the earlier of (1) the change of the public offering price in a public “reasonable best efforts” offering of the Company’s Class A Shares from $25.00 per Class A Share or Class T Shares from $23.95 per Class T Share, as applicable, if there is a change, and (2) termination of all “reasonable best efforts” public offerings of the Company’s Class A Shares or Class T Shares, as applicable.

8

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The Company may purchase shares under the share repurchase program (“SRP”), if the Company chooses to repurchase them. Subject to funds being available, the Company will limit the number of shares repurchased during any calendar year to 5% of the number of shares of common stock outstanding on December 31st of the previous calendar year. Funding for the SRP will come from proceeds that the Company receives from the DRP. In the case of repurchases made upon the death of a stockholder or qualifying disability, as defined in the SRP, the Company is authorized to use any funds to complete the repurchase, and neither the one year holding period, the limit regarding funds available from the DRP nor the 5% limit will apply. The SRP will immediately terminate if the Company’s shares become listed for trading on a national securities exchange. In addition, the Company’s board of directors, in its sole direction may, at any time amend, suspend or terminate the SRP.

The fiscal year-end of the Company is December 31.

(2)  Summary of Significant Accounting Policies

General

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company, as well as Inland Residential Operating Partnership, L.P., of which the Company is the sole general partner. All intercompany balances and transactions have been eliminated in consolidation.

Offering and Organization Costs

Costs associated with the Offering are deferred and charged against the gross proceeds of the Offering upon the sale of shares. Formation and organizational costs are expensed as incurred.

Cash and Cash Equivalents

The Company considers all demand deposits, money market accounts and all short term investments with a maturity of three months or less, at the date of purchase, to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The account balance may periodically exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there could be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk will not be significant, as the Company does not anticipate the financial institutions’ non-performance.

9

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences and are attributable to (1) differences between the financial statement carrying amounts and their respective tax bases, and (2) net operating losses. A valuation allowance is established for uncertainties relating to realization of deferred tax assets. As of June 30, 2015, the Company had a deferred tax asset of approximately $180,088, for income tax purposes, for which a valuation allowance was recorded in the same amount due to the uncertainty of realization.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective, although it will not affect the accounting for rental related revenues. The new standard is effective for the Company on January 1, 2018. Early adoption is permitted but not prior to the original effective date of January 1, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU No. 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The ASU requires that debt issuance costs be deducted from the carrying value of the financial liability and not recorded as separate assets, classified as deferred financing costs. The ASU is effective for public entities for financial statements issued for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued and will be applied on a retrospective basis. The Company does not expect adoption of this ASU to have a material impact on its consolidated financial statements.

(3)  Income Tax

The Company had no uncertain tax positions as of June 30, 2015. The Company expects no significant increases or decreases in uncertain tax positions due to changes in tax positions within one year of June 30, 2015. The Company has no interest or penalties relating to income taxes recognized in the consolidated statements of operations for the three and six months ended June 30, 2015 and 2014. As of June 30, 2015, the tax returns for the calendar years 2014 and 2013 remain subject to examination by U.S. and various state and local tax jurisdictions.

10

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(4)  Transactions with Related Parties

The Company’s Sponsor contributed $200,000 to the capital of the Company for which it received 8,000 shares of common stock which were subsequently converted into 8,000 shares of Class A common stock. Since inception, the Sponsor has also advanced $2,500,000 in cash to the Company, which is included in due to affiliates on the accompanying consolidated balance sheets, to partially fund formation, offering and organization costs.

As of June 30, 2015, the Company had incurred $3,666,317 of offering and organization costs. Pursuant to the terms of the Offering, the Business Manager will repay all offering and organization expenses (excluding selling commissions) in excess of 2.0% of the gross proceeds of the Offering or all offering and organization expenses (including selling commissions) which together exceed 10.75% of the gross offering proceeds from Class A Shares and 6.75% of the gross offering proceeds from Class T Shares, sold in the primary offering over the life of the Offering. In the event that the minimum offering amount is not received and accepted, an affiliate of the Business Manager will bear the related costs of the Offering.

11

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following table summarizes the Company’s related party transactions for the three and six months ended June 30, 2015 and 2014 and as of June 30, 2015 and December 31, 2014.

		Three months ended June 30,		Six months ended June 30,		Amount Unpaid as of
		2015	2014	2015	2014	June 30, 2015	December 31, 2014
General and administrative expenses	(a)	$27,301	$—	$86,380	$—	$79,423	$95,289
Organization costs	(b)	—	308	—	1,385	—	—
Offering costs	(c)	58,862	7,168	120,680	14,190	1,078,615	1,137,378
Sponsor non-interest bearing advances	(d)	1,000,000	—	2,200,000	—	2,500,000	300,000

(a)	The Business Manager and its related parties are entitled to reimbursement for certain general and administrative expenses relating to the Company’s administration. Such costs are included in general and administrative expenses in the accompanying consolidated statements of operations. Unpaid amounts are included in due to affiliates in the accompanying consolidated balance sheets.

(b)	The Business Manager or its affiliates will pay or reimburse any organization or offering costs, including any issuer costs, that exceed 10.75% of the gross offering proceeds from Class A Shares, and 6.75% of the gross offering proceeds from Class T Shares sold in the “reasonable best efforts” offering over the life of the Offering.

(c)	The Company will reimburse the Sponsor and its affiliates for costs and other expenses of the Offering that they pay on the Company’s behalf. Offering costs are offset against the stockholder’s equity accounts. Unpaid amounts are included in due to affiliates in the accompanying consolidated balance sheets.

(d)	This amount on the accompanying consolidated balance sheets contains non-interest bearing advances made by the Sponsor which the Company intends to repay.

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Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements in this Quarterly Report on Form 10-Q constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions, are intended to identify forward-looking statements.

These forward-looking statements are not historical facts but reflect the intent, belief or current expectations of the management of Inland Residential Properties Trust, Inc. (which we refer to herein as the “Company,” “we,” “our” or “us”) based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and we caution stockholders not to place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Registration Statement on Form S-11 (File No. 333-199129), as amended, filed with the Securities and Exchange Commission, and factors described below:

•	No public market currently exists, and one may never exist, for our shares. Our board does not have any current plans to list our shares or pursue any other liquidity event, and we cannot guarantee that a liquidity event will occur;
•	We cannot guarantee that we will pay distributions but, if we do, we may pay all or a substantial portion of our distributions from sources other than cash flow from operations, including an unlimited amount of borrowings and net offering proceeds. We have not limited our use of any of these other sources. Payments of distributions from sources other than cash flows from operations reduce the amount of capital we ultimately invest in real estate assets;
•	We may not be able to raise capital sufficient to achieve our investment objectives;
•	We have limited operating history and the prior performance of programs sponsored by Inland Real Estate Investment Corporation or our “Sponsor” should not be used to predict our future results;
•	The number and value of real estate assets we acquire will depend, in part, on the net proceeds raised in the offering;
•	We do not have employees and will rely on Inland Residential Business Manager & Advisor, Inc. or our “Business Manager” and Inland Residential Real Estate Services, LLC or our “Real Estate Manager” to manage our business and assets;
•	Persons performing services for our Business Manager and our Real Estate Manager are employed by our Sponsor or its affiliates and will face competing demands for their time and service;
•	We do not have arm’s-length agreements with our Business Manager, Real Estate Manager or other affiliates of our Sponsor;
•	Our Sponsor may face a conflict of interest in allocating personnel and resources between its affiliates, our Business Manager and our Real Estate Manager;
•	We may suffer from delays in selecting, acquiring and developing suitable assets;

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•	We will pay fees, which may be significant, to our Business Manager, Real Estate Manager and other affiliates of our Sponsor;
•	We have not identified the specific real estate assets that we will acquire with the net proceeds raised in the offering, thus it is a “blind pool” offering;
•	Principal and interest payments on any borrowings will reduce the funds available for distribution or investment in additional real estate assets;
•	There are limits on the ownership and transferability of our shares; and
•	We may fail to qualify as a REIT and thus be required to pay entity-level taxes.

Forward-looking statements in this Quarterly Report on Form 10-Q reflect our management’s view only as of the date of this Quarterly Report, and may ultimately prove to be incorrect or false. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

The following discussion and analysis relates to the three and six months ended June 30, 2015 and 2014 and as of June 30, 2015 and December 31, 2014. You should read the following discussion and analysis along with our consolidated financial statements and the related notes included in this report.

Overview

We are an externally managed Maryland corporation formed in December 2013 to acquire and manage a portfolio of multifamily properties located primarily in the top 100 United States metropolitan statistical areas, which generally contain populations greater than 500,000 people. We expect that our real estate portfolio will consist primarily of “stabilized” Class A and Class B multifamily properties. We are managed by our Business Manager.

On February 17, 2015 we commenced our initial public offering, referred to herein as the “Offering.” We are offering up to $1,000,000,000 of shares, in any combination of shares of class A common stock (at a price of $25.00 per share), or “Class A Shares,” and shares of class T common stock (at a price of $23.95 per share), or “Class T Shares” on a “reasonable best efforts” basis through Inland Securities Corporation, or “Inland Securities,” our dealer manager, a wholly owned subsidiary of our Sponsor. “Reasonable best efforts” means that Inland Securities is not obligated to purchase any specific number or dollar amount of shares. We also are offering up to $190,000,000 of our Class A and Class T Shares at a price per share of $23.75 and $22.81, respectively, to stockholders who elect to participate in our distribution reinvestment plan or “DRP”.

14

Liquidity and Capital Resources

General

Our principal demand for funds will be to acquire real estate assets, to pay operating and offering expenses, to pay interest on our outstanding indebtedness, to pay distributions to our stockholders and to fund our Share Repurchase Program or “SRP”. We generally seek to fund our cash needs for items other than asset acquisitions and offering costs from operations. Our cash needs for acquisitions will be funded primarily from the sale of our shares, including those offered for sale through our DRP, as well as financing obtained concurrent with an acquisition or in the future.  There may be a delay between the sale of our shares and our purchase of assets, which could result in a delay in generating returns, if any, from our investment operations.  Our Business Manager and Inland Real Estate Acquisitions, Inc. will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf.  Pending investment in real estate assets, we may decide to invest proceeds from the Offering in certain investments that could yield lower returns than those earned on real estate assets.

We will generally fund our cash needs for items other than asset acquisitions and capital expenditures from cash flow from operations. We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, interest payments on our indebtedness and the payment of distributions. However, our ability to fund operations is subject to some uncertainties. If we have not generated sufficient cash flow from operations, we may fund our cash needs from advances or contributions from our Business Manager or Sponsor or from cash retained by us in the case that our Business Manager defers, accrues or waives all, or a portion, of its business management fees or its right to be reimbursed for certain expenses. We have not limited the amount of monies from any of these sources that may be used to fund cash needs. Neither our Business Manager nor our Sponsor has any obligation to provide us with advances or contributions, and our Business Manager is not obligated to defer, accrue or waive any portion of its business management fee or reimbursements. Further, there is no assurance that these other sources will be available to fund our cash needs.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of assets and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. We have not identified any sources for these types of financings.

Our liquidity needs as of and for the six months ended June 30, 2015 and 2014, have been primarily to pay administrative, organizational and offering costs. As of June 30, 2015 and December 31, 2014, we owed $3.7 million and $1.5 million, respectively, to our Sponsor and its affiliates for advances or unpaid services from these parties. These amounts represent non-interest bearing advances by the Sponsor and its affiliates, which the Company intends to repay.

As of June 30, 2015, we received net offering proceeds of $200,000 from the sale of our stock.

Cash Flow Analysis

	For the six months ended June 30,
	2015	2014
Net cash flows used in operating activities	$(371,004)	$(29)
Net cash flows provided by financing activities	$256,554	$—
15

For the six months ended June 30, 2015 and 2014, we paid $371,004 and $29 in operating expenses, respectively.

Cash provided by financing activities was $256,554 and $0 for the six months ended June 30, 2015 and 2014, respectively. During the six months ended June 30, 2015, we paid $1,943,446 in offering costs and received $2,200,000 in Sponsor advances.

Results of operations

For the three and six months ended June 30, 2015 and 2014, operations consisted of general and administrative expenses and organizational costs.

As of June 30, 2015, we had not declared or paid any distributions.

Critical Accounting Policies

Our accounting policies have been established to conform with U.S. generally accepted accounting principles or “U.S. GAAP.” The preparation of financial statements in conformity with U.S. GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Below are the accounting policies we believe will be critical once we commence principal operations. We consider these policies to be critical because they require our management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

Offering and Organization Costs

Costs associated with the Offering are deferred and charged against the gross proceeds of the Offering upon the sale of shares. Formation and organizational costs were expensed as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences and are attributable to (1) differences between the financial statement carrying amounts and their respective tax bases, and (2) net operating losses. A valuation allowance is established for uncertainties relating to realization of deferred tax assets.

16

Acquisitions

We will be required to determine the total purchase price of each acquired investment property, which includes estimating any contingent consideration to be paid or received in future periods. We will allocate the purchase price of each acquired business between tangible and intangible assets at full fair value at the date of the transaction. Such tangible and intangible assets include land, building and improvements, acquired above market and below market leases, in-place lease value, and any assumed financing that is determined to be above or below market terms. Any additional amounts are allocated to goodwill as required, based on the remaining purchase price in excess of the fair value of the tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price is an area that requires judgment and significant estimates. We will use the information contained in independent appraisals, valuation reports or other market sources as the basis for the allocation to land and building improvements.

We will expense acquisition costs of all transactions as incurred. All costs related to finding, analyzing and negotiating a transaction will be expensed as incurred as acquisition related costs, whether or not the acquisition is completed. These expenses will include acquisition fees, if any, paid to our Business Manager.

Impairment

We will assess the carrying values of the respective long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. If it is determined that the carrying value is not recoverable because the undiscounted cash flows do not exceed the carrying value, we will be required to record an impairment loss to the extent that the carrying value exceeds fair value. The valuation and possible subsequent impairment of investment properties will be a significant estimate that can change based on our continuous process of analyzing each property and reviewing assumptions about inherently uncertain factors, as well as the economic condition of the property at a particular point in time.

We will also evaluate our equity method investments for impairment indicators. The valuation analysis considers the investment positions in relation to the underlying business and activities of our investment and identifies potential declines in fair value. An impairment loss should be recognized if a decline in value of the investment has occurred that is considered to be other than temporary, without ability to recover or sustain operations that would support the value of the investment.

Cost Capitalization and Depreciation Policies

Real estate acquisitions will be recorded at cost less accumulated depreciation. Improvements and betterment costs will be capitalized and ordinary repairs and maintenance will be expensed as incurred.

17

Depreciation expense will be computed using the straight-line method. Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of thirty years for buildings and improvements, and five to fifteen years for furniture, fixtures and equipment and site improvements. Loan fees will be amortized on a straight-line basis, which approximates the effective interest method, over the life of the related loan as a component of interest expense. The portion of the purchase price allocated to acquired above market lease costs and acquired below market lease costs will be amortized on a straight-line basis over the life of the related lease (including renewal periods for below market leases with fixed rate renewals) as an adjustment to net rental income. Acquired in-place lease costs and other leasing costs will be amortized on a straight-line basis over the weighted-average remaining lease term as a component of amortization expense.

Cost capitalization and the estimate of useful lives require judgment and include significant estimates that can and do change.

Fair Value Measurements

We will estimate fair value using available market information and valuation methodologies we believe to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they will not necessarily be indicative of amounts that would be realized upon disposition.

We define fair value based on the price that would be received upon sale of an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. We will establish a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy will consist of three broad levels, which are described below:

▪	Level 1 −	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

▪	Level 2 −	Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

▪	Level 3 −	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Revenue Recognition

Rental income attributable to leases will be recorded on a straight-line basis, which is not materially different than if it were recorded when due from residents and recognized monthly as it was earned. Leases entered into between a resident and a property for the rental of an apartment unit will generally be year-to-year, renewable upon consent of both parties. Retail/commercial leases will generally have five to ten year lease terms with market based renewal options.

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Partially-Owned Entities

We will consolidate the operations of a joint venture if we determine that we are either the primary beneficiary of a variable interest entity or “VIE” or have substantial influence and control of the entity. The primary beneficiary is the party that has the ability to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE. There are significant judgments and estimates involved in determining the primary beneficiary of a VIE or the determination of who has control and influence of the entity. When we consolidate an entity, the assets, liabilities and results of operations will be included in our consolidated financial statements.

In instances where we determine that we are not the primary beneficiary of a VIE or we do not control the joint venture but we can exercise influence over the entity with respect to its operations and major decisions, we use the equity method of accounting. Under the equity method, the operations of a joint venture are not consolidated with our operations but instead our share of operations will be reflected as equity in earnings (loss) on unconsolidated entity on our consolidated statements of operations. Additionally, our net investment in the joint venture will be reflected as investment in unconsolidated entity on the consolidated balance sheets.

Valuation of Accounts and Rents Receivable

We will take into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the tenant, which taken as a whole determines the valuation.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or “FASB”, issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective, although it will not affect the accounting for rental related revenues. The new standard is effective for the Company on January 1, 2018 with early application permitted but not prior to the original effective date of January 1, 2017. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU No. 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The ASU requires that debt issuance costs be deducted from the carrying value of the financial liability and not recorded as separate assets, classified as deferred financing costs. The ASU is effective for public entities for financial statements issued for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued and will be applied on a retrospective basis. We do not expect adoption of this ASU to have a material impact on our consolidated financial statements.

19

Share Repurchase Program

The SRP is designed to provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us. The terms under which we may repurchase shares may differ between repurchases upon the death or “qualifying disability” of a stockholder or “Exceptional Repurchases” and all other repurchases or “Ordinary Repurchases”. The prices at which shares may be sold back to us as Ordinary Repurchases, with respect to both Class A Shares and Class T Shares, are as follows:

▪	95% of the share price for stockholders who have owned their shares continuously for at least one year but less than two years;

▪	97.5% of the share price for stockholders who have owned their shares continuously for at least two years but less than three years;

▪	100% of the share price for stockholders who have owned their shares for at least three years.

In the case of Ordinary Repurchases, we may repurchase shares beneficially owned by a stockholder continuously for at least one year. However, in the event a stockholder is having all of his or her shares repurchased, our board may waive the one-year holding requirement for shares originally purchased under our DRP. We may make Ordinary Repurchases only if we have sufficient funds available to complete the repurchase. In any given calendar month, we are authorized to use only the proceeds from our DRP during that month to make Ordinary Repurchases; provided that, if we have excess funds during any particular month, we may, but are not obligated to, carry those excess funds to the subsequent calendar month for the purpose of making Ordinary Repurchases. Subject to funds being available, in the case of Ordinary Repurchases, we will limit the number of shares repurchased during any calendar year to 5% of the number of Class A Shares and Class T Shares outstanding on December 31st of the previous calendar year. In the event that we determine not to repurchase all of the shares presented during any month, including as a result of having insufficient funds or satisfying the 5% limit, to the extent we decide to repurchase shares, shares will be repurchased on a pro rata basis up to the limits described above. Any stockholder whose Ordinary Repurchase request has been partially accepted in a particular calendar month will have the remainder of his or her request included with all new repurchase requests we have received in the immediately following calendar month, unless he or she chooses to withdraw that request.

In the case of Exceptional Repurchases, with respect to both Class A Shares and Class T Shares, we may repurchase shares at a repurchase price equal to 100% of the share price. Exceptional Repurchases are not subject to a one-year holding period, or the 5% repurchase limit discussed above, and may be repurchased with funds from any source.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

20

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

We may be exposed to interest rate changes primarily as a result of long-term debt used to purchase properties or other real estate assets, maintain liquidity and fund capital expenditures or operations. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy. If we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to both credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us because the counterparty may not perform. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We will seek to manage the market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. There is no assurance we will be successful.

With regard to variable rate financing, our Business Manager will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our Business Manager will maintain risk management control systems to monitor interest rate cash flow risk attributable to both of our outstanding or forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on stockholder investments may be reduced. Our board has not yet established policies and procedures regarding our use of derivative financial instruments for hedging or other purposes.

Item 4.  Controls and Procedures

Controls and Procedures

The Company’s management has evaluated, with the participation of the Company’s principal executive and principal financial officers, the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this report. Based on that evaluation, the principal executive and principal financial officers have concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this report.

Changes in Internal Control over Financial Reporting

There were no changes to our internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) or Rule 15d-15(f)) during the three months ended June 30, 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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Part II - Other Information

Item 1.  Legal Proceedings

We are not a party to any material pending legal proceedings.

Item 1A.  Risk Factors

There have been no material changes from the risk factors set forth in our Registration Statement filed on Form S-11, as amended.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

On February 17, 2015, our Registration Statement on Form S-11 (File No. 333-199129), covering a public offering of up to $1,190,000,000 of shares of Class A and Class T common stock was declared effective under the Securities Act. The Offering commenced on February 17, 2015 and is ongoing.

We are offering up to $1,000,000,000 of shares of Class A common stock and shares of Class T common stock, in any combination. We are also offering up to $190,000,000 of Class A and Class T Shares in the DRP. We reserve the right to reallocate the shares between share classes in our reasonable best efforts offering and between our reasonable best efforts offering and the DRP.

As of June 30, 2015, we have not sold any securities in our initial offering nor have we incurred any expenses in connection with the DRP.

On December 23, 2013, we issued 8,000 shares of our common stock, which were subsequently converted to 8,000 shares of Class A common stock, for $25.00 per share, or an aggregate purchase price of $200,000, to our Sponsor in connection with our formation. No sales commission or other consideration was paid in connection with the sale. The sale was consummated without registration under the Securities Act, in reliance upon the exemption from registration set forth in Section 4(2) of the Act as transactions not involving any public offering.

During the period covered by this quarterly report, we did not sell any equity securities that were not registered under the Securities Act, and we did not repurchase any of our securities.

Item 3.  Defaults Upon Senior Securities

None.

Item 4.  Mine Safety Disclosures

Not Applicable.

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Item 5.  Other Information

Not Applicable.

Item 6.  Exhibits

The representations, warranties and covenants made by us in any agreement filed as an exhibit to this Form 10-Q are made solely for the benefit of the parties to the agreement, including, in some cases, for the purpose of allocating risk among the parties to the agreement, and should not be deemed to be representations, warranties or covenants to, or with, you. Moreover, these representations, warranties and covenants should not be relied upon as accurately describing or reflecting the current state of our affairs.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto and are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

/s/ Mitchell A. Sabshon
By:	Mitchell A. Sabshon
President and chief executive officer
Date:	August 13, 2015

/s/ Catherine L. Lynch
By:	Catherine L. Lynch
Chief Financial Officer (co-principal financial officer)
Date:	August 13, 2015

/s/ David Z. Lichterman
By:	David Z. Lichterman
Vice President, Treasurer and Chief Accounting Officer (co-principal financial officer and principal accounting officer)
Date:	August 13, 2015
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Exhibit Index

Exhibit No.	Description
1.1	Amended and Restated Dealer Manager Agreement, dated June 1, 2015 (incorporated by reference to Exhibit 1.1 to Post-Effective Amendment No. 2 to the Registrant’s Form S-11 Registration Statement, as filed with the Securities and Exchange Commission on June 8, 2015 (file number 333-199129))

1.2	Amended Form of Soliciting Dealer Agreement (included as Exhibit A in Exhibit 1.1)

3.1	Articles of Amendment of Inland Residential Properties Trust, Inc,. dated May 29, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 3, 2015 (file number 333-199129))

10.1	Second Amended and Restated Distribution Reinvestment Plan, dated June 1, 2015 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 3, 2015 (file number 333-199129))

10.2	Amended and Restated Dealer Manager Agreement, dated June 1, 2015 (incorporated by reference to Exhibit 1.1 to Post-Effective Amendment No. 2 to the Registrant’s Form S-11 Registration Statement, as filed with the Securities and Exchange Commission on June 8, 2015 (file number 333-199129))

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Exhibit No.	Description

31.1	Certification by Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

31.2	Certification by Co-Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

31.3	Certification by Co-Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

32.1	Certification by Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.2	Certification by Co-Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.3	Certification by Co-Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101	The following financial information from our Quarterly Report on Form 10-Q for the period ended June 30, 2015, filed with the Securities and Exchange Commission on August 13, 2015, is formatted in Extensible Business Reporting Language (“XBRL”): (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations; (iii) Consolidated Statement of Equity (Deficit); (iv) Consolidated Statements of Cash Flows; and (v) Notes to Consolidated Financial Statements (tagged as blocks of text)

*	Filed as part of this Quarterly Report on Form 10-Q.

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